Exhibit 99.1

Contact:	Media Contact:
Jennifer Lew	Aljanae Reynolds
Chief Financial Officer	510-809-2452
510-809-4816	press@aduro.com

Aduro Biotech Reports Second Quarter 2018 Financial Results

BERKELEY, Calif., August 1, 2018 – Aduro Biotech, Inc. (NASDAQ: ADRO) today reported financial results for the second quarter ended June 30, 2018. Net loss for the second quarter of 2018 was $24.4 million, or $0.31 per share, and for the six months ended June 30, 2018 net loss was $45.9 million, or $0.59 per share, compared to net loss of $19.4 million, or $0.27 per share, and net loss of $41.2 million, or $0.59 per share, respectively, for the same periods in 2017.

Recent Developments:

•

Presented updated preclinical data for ADU-S100, a first-in-class small molecule therapeutic in Phase 1 studies targeting the STING pathway at the American Association for Cancer Research Annual Meeting (AACR) held on April 14-18, 2018

•	Presented at AACR preclinical data for BION-1301, an anti-APRIL antibody currently in a Phase 1/2 study for the treatment of patients with multiple myeloma
•	Presented at AACR preclinical data for ADU-1604, an anti-CTLA-4 antibody scheduled to enter clinical development in the second half of 2018
•

Presented preliminary observations from case study of a patient with metastatic colorectal cancer treated in ongoing proof-of-concept Phase 1 trial of personalized neoantigen-based immunotherapy (pLADD) program at the European Neoantigen Summit held on April 24-26, 2018

•	Announced initiation of Phase 1b study of ADU- 214 in combination with nivolumab for the treatment of advanced lung cancer under strategic partnership with Janssen

Cash, cash equivalents and marketable securities totaled $305.9 million at June 30, 2018, compared to $349.7 million at December 31, 2017.

Revenue was $2.6 million for the second quarter of 2018 and $9.3 million for the six months ended June 30, 2018, compared to $5.9 million and $9.7 million, respectively, for the same periods in 2017. The variation in collaboration and license revenue for the quarter was primarily due to the timing of milestone payments earned from Merck for advancement of its anti-CD27 antibody, which entered clinical development in early 2018. The decrease in revenue for the first half of 2018 was primarily due to the adoption of the ASC 606 accounting standard on January 1, 2018, which resulted in a change in revenue recognition methodology for our Novartis collaboration revenue.

Research and development expenses were $19.4 million for the second quarter of 2018 and $39.5 million for the six months ended June 30, 2018, compared to $21.4 million and $42.0 million, respectively, for the same periods in 2017. The decrease in research and development expenses for both periods was primarily due to lower expenses for our antibody programs, including contingent consideration and contract manufacturing related to ADU-1604 and BION-1301, respectively. In addition, clinical development expenses declined in 2018 following the wind down of CRS-207 development activities, partially offset by increased expenses for our ongoing clinical programs including ADU-S100, BION-1301, ADU-1604 and our personalized neoantigen-based immunotherapy.

General and administrative expenses were $8.8 million for the second quarter of 2018 and $17.9 million for the six months ended June 30, 2018, compared to $8.2 million and $16.5 million, respectively, for the same periods in 2017. The increase in general and administrative expenses for both periods was primarily due to outside professional services, legal fees associated with our patent portfolio and higher stock-based compensation expense.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that are intended to transform the treatment of challenging diseases. Aduro's technology platforms, which are designed to harness the body's natural immune system, are being investigated in cancer indications and have the potential to expand into autoimmune and infectious diseases. Aduro's STING Pathway Activator platform is designed to activate the STING receptor in immune cells, resulting in a potent tumor-specific immune response. ADU-S100 is the first STING Pathway Activator compound to enter the clinic and is currently being evaluated in both a Phase 1 monotherapy study as well as a Phase 1b combination study with an anti-PD1 immune checkpoint inhibitor. Aduro’s B-select monoclonal antibody platform, including BION-1301, an anti-APRIL antibody, is comprised of a number of immune modulating assets in research and development. Aduro's pLADD program is based on proprietary attenuated strains of Listeria that have been engineered to express tumor neoantigens that are specific to an individual patient’s tumor. Other Listeria strains for lung and prostate cancers are being advanced by a partner. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technology platforms. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology and our ability to advance our drug development programs on our own or with our collaborators. In some cases you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2018, to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Collaboration and license revenue	$2,639	$5,876	$9,266	$9,648
Grant revenue	—	41	—	41
Total revenue	2,639	5,917	9,266	9,689
Operating expenses:
Research and development	19,420	21,440	39,547	42,011
General and administrative	8,827	8,245	17,872	16,523
Amortization of intangible assets	147	136	299	268
Total operating expenses	28,394	29,821	57,718	58,802
Loss from operations	(25,755)	(23,904)	(48,452)	(49,113)
Interest income	1,340	780	2,539	1,430
Other loss, net	(20)	(64)	(36)	(68)
Loss before income tax	(24,435)	(23,188)	(45,949)	(47,751)
Income tax benefit	38	3,788	59	6,540
Net loss	$(24,397)	$(19,400)	$(45,890)	$(41,211)
Net loss per common share, basic and diluted	$(0.31)	$(0.27)	$(0.59)	$(0.59)
Shares used in computing net loss per common share, basic and diluted	78,817,840	71,101,336	78,364,914	69,679,746

ADURO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$114,401	$157,614
Short-term marketable securities	174,711	168,489
Accounts receivable	1,042	989
Income tax receivable	17,495	17,495
Prepaid expenses and other current assets	4,606	5,544
Total current assets	312,255	350,131
Long-term marketable securities	16,783	23,614
Property and equipment, net	30,331	31,085
Goodwill	8,506	8,723
Intangible assets, net	30,044	31,107
Restricted cash	468	468
Total assets	$398,387	$445,128
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$992	$1,150
Accrued clinical trial and manufacturing expenses	4,110	5,898
Accrued expenses and other liabilities	8,801	12,601
Contingent consideration	6,799	6,829
Deferred revenue	17,613	14,923
Total current liabilities	38,315	41,401
Deferred rent	10,955	9,991
Contingent consideration	947	759
Deferred revenue	164,586	148,148
Deferred tax liabilities	6,319	6,538
Other long-term liabilities	831	818
Total liabilities	221,953	207,655
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	8	8
Additional paid-in capital	530,312	519,435
Accumulated other comprehensive income	1,179	1,893
Accumulated deficit	(355,065)	(283,863)
Total stockholders’ equity	176,434	237,473
Total liabilities and stockholders’ equity	$398,387	$445,128